Exhibit 23

                    Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation of our report, dated February 15, 1999, into the Company's previously filed Registration Statements (as amended, as applicable) File Numbers 33-4041, 33-9570, 33-12119, 33-15680, 33-37827, 33-56762, 33-65123, 33-83402, 333-07413,
333-10919,  333-10965,  333-30947,  333-57651,  333-66149, 333-47633, 333-66147,
333-67341 and 333-68621.

                                                         /S/ ARTHUR ANDERSEN LLP


San Diego, California
March 31, 1999